For Immediate Release
Contacts: For investors:
Investor Relations: Stephen Giusto, (310) 843-4144
Gregg Kvochak, (310) 556-8550
For Media: Anneli Ballard, (212) 984-9350
Korn/Ferry International Announces an 11% Increase in
Fee Revenue in the First Quarter
Highlights
•	First quarter fiscal 2009 fee revenue was $205.7 million, an increase of $20.3 million, or 11%, from $185.4 million in the same quarter last year.

•	First quarter fiscal 2009 diluted earnings per share was $0.36 compared to $0.36 in Q1’08.
Los Angeles, CA, September 9, 2008 - Korn/Ferry International (NYSE:KFY), a premier global provider of talent management solutions, announced first quarter fiscal 2009 diluted earnings per share of $0.36 compared to $0.36 in Q1’08.
“In the face of continued economic uncertainty, we believe our solid first quarter results reflect the long-term needs of our clients to attract and develop talent,” said Gary D. Burnison, CEO, Korn/Ferry. “The combination of our proprietary talent management solutions, expansive geographic presence and world class colleagues create a unique platform from which we will continue to pursue our strategy of becoming the leading diversified human capital solutions company in the world.”

Financial Results
(dollars in millions, except per share amounts)

	First Quarter
	Q1’09	Q1’08
Fee Revenue	$205.7	$185.4
Revenue	$217.5	$196.3
Operating Income	$23.8	$25.1
Operating Margin	11.5%	13.5%
Net Income	$15.9	$17.1
Basic Earnings Per Share	$0.37	$0.38
Diluted Earnings Per Share	$0.36	$0.36
Fee revenue of $205.7 million in Q1’09 increased $20.3 million, or 10.9%, from $185.4 million in Q1’08. Fee revenue improved due to an increase in revenue from all segments of the business including an increase in the number of search engagements opened as well as a 15% increase in the average fee billed per executive search engagement compared to the prior year. Exchange rates impacted fee revenue in Q1’09 favorably by $9.4 million compared to Q1’08 and excluding this favorable impact revenues increased 5.9% over the prior year’s first quarter.
Compensation and benefits, excluding the $6.0 million unfavorable impact of exchange rates, were $136.1 million in Q1’09, an increase of $13.1 million, or 10.7%, compared to $123.0 million in Q1’08. The increase is attributable to profitability based compensation, modest investments in strategic business activities and to a lesser extent severance and related costs with the intention of maintaining consultant productivity. Actual compensation and benefits for Q1’09 was $142.1, an increase of 15.5% when compared to Q1’08.
General and administrative expenses, excluding the $1.8 million unfavorable impact of exchange rates, were $32.2 million in Q1’09 and increased by $0.5 million, or 1.6% from $31.7 million in Q1’08. The increase is primarily attributable to costs associated with business growth such as rent and utilities, and business development activities. Actual general and administrative expenses were $34.0 million in Q1’09 resulting in a 7.3% increase when compared to Q1’08.
Operating income was $23.8 million in Q1’09 compared to $25.1 million in Q1’08, a decrease of $1.3 million or 5.2% over Q1’08.

Balance Sheet and Liquidity
Cash, cash equivalents and marketable securities were $295.0 million at July 31, 2008 compared to $245.3 million at July 31, 2007. The increase was due primarily to improved operating cash flows.
Interest expense was $1.2 million in Q1’09 compared to $1.2 million in the same period last year. Interest expense in both years related primarily to borrowings under Korn/Ferry’s COLI policies. At July 31, 2008, Korn/Ferry had no outstanding borrowings under its credit facility.
Results by Segment
Selected Executive Recruitment Data
(dollars in millions)

	First Quarter
	Q1’09	Q1’08
Fee Revenue	$174.5	$159.8
Revenue	$182.9	$166.7
Operating Income	$31.7	$32.7
Operating Margin	18.1%	20.5%
Average number of consultants	522	512
Engagements (a)	1,920	1,774

(a)	Represents new engagements opened in the respective period.
Fee revenue was $174.5 million in Q1’09, an increase of $14.7 million, or 9.2%, from $159.8 million in Q1’08. Fee revenue improved in the majority of regions due to an increase in the overall number of engagements billed and average fee per engagement. Exchange rates impacted fee revenue in Q1’09 favorably by $7.3 million compared to Q1’08.
Operating income was $31.7 million in Q1’09 compared to $32.7 million in Q1’08 resulting in a decrease of $1.0 million or 3.1% from the prior year.
The total number of consultants at July 31, 2008 was 537, an increase of 21 from July 31, 2007 due primarily to the Company’s annual promotion process.

Selected Futurestep Data
(dollars in millions)

	First Quarter
	Q1’09	Q1’08
Fee Revenue	$31.2	$25.6
Revenue	$34.6	$29.6
Operating Income	$2.9	$2.1
Operating Margin	9.2%	8.1%
Fee revenue was $31.2 million in Q1’09, an increase of $5.6 million, or 21.9%, from $25.6 million in Q1’08. Improvements in fee revenue were driven by an increase in the number of engagements billed and offset by a slight decrease in the average fee per engagement. Exchange rates impacted fee revenue in Q1’09 favorably by $2.1 million compared to Q1’08.
Operating income was $ 2.9 million in Q1’09 compared to $2.1 million in Q1’08.
Outlook
Assuming constant foreign exchange rates, Korn/Ferry estimates that second quarter fiscal 2009 fee revenue is likely to be in the range of $185 million to $200 million and diluted earnings per share is likely to be in the range of $0.26 to $0.33.
Earnings Conference Call Webcast
The earnings conference call will be held today at 9:00 AM (EDT) and hosted by Gary Burnison, Chief Executive Officer, and Stephen Giusto, Chief Financial Officer. The conference call will be webcast and available online at www.kornferry.com, accessible through the Investor Relations section.
— Korn/Ferry International (NYSE:KFY), with more than 90 offices in 39 countries, is a premier global provider of talent management solutions. Based in Los Angeles, the firm delivers an array of solutions that help clients to identify, deploy, develop, retain and reward their talent. For more information on the Korn/Ferry International family of companies, visit www.kornferry.com.

Statements in this press release and our conference call that relate to future results and events (“forward-looking statements”) are based on Korn/Ferry’s current expectations. Readers are cautioned not to place undue reliance on such statements. Actual results in future periods may differ materially from those currently expected or desired because of a number of risks and uncertainties which are beyond the control of Korn/Ferry. The potential risks and uncertainties relate to competition, the dependence on attracting and retaining qualified and experienced consultants, the portability of client relationships, local political or economic developments in or affecting countries where we have operations, including fluctuations in exchange rates, risks related to the growth and results of Futurestep, restrictions imposed by off-limits agreements, reliance on information systems and employment liability risk. For a detailed description of risks and uncertainties that could cause differences, please refer to Korn/Ferry’s periodic filings with the Securities and Exchange Commission. Korn/Ferry disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
[Tables attached]

KORN/FERRY INTERNATIONAL AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)

	Quarter Ended
	July 31,
	2008	2007
	(unaudited)	(unaudited)
Fee revenue	$205,733	$185,353
Reimbursed out-of-pocket engagement expenses	11,739	10,924

Total revenue	217,472	196,277

Compensation and benefits	142,123	122,986
General and administrative expense	34,030	31,701
Out-of-pocket engagement expenses	14,733	14,127
Depreciation and amortization	2,832	2,350

Total operating expense	193,718	171,164

Operating income	23,754	25,113

Interest and other income, net	380	1,498

Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries	24,134	26,611
Provision for income taxes	9,293	10,434
Equity in earnings of unconsolidated subsidiaries, net	1,063	923

Net income	$15,904	$17,100

Basic earnings per common share	$0.37	$0.38

Basic weighted average common shares outstanding	43,432	45,041

Diluted earnings per common share	$0.36	$0.36

Diluted weighted average common shares outstanding	44,549	47,063

KORN/FERRY INTERNATIONAL AND SUBSIDIARIES
FINANCIAL SUMMARY BY SEGMENT
(in thousands)

	Quarter Ended
	July 31,
	2008		2007
	(unaudited)		(unaudited)
Fee Revenue:
Executive recruitment:
North America	$93,974		$87,314
EMEA	51,590		44,722
Asia Pacific	21,403		22,661
South America	7,585		5,070

Total executive recruitment	174,552		159,767
Futurestep	31,181		25,586

Total fee revenue	205,733		185,353
Reimbursed out-of-pocket engagement expenses	11,739		10,924

Total revenue	$217,472		$196,277

Operating Income (Loss):		Margin		Margin
Executive recruitment:
North America	$18,637	19.8%	$19,791	22.7%
EMEA	8,486	16.4%	7,691	17.2%
Asia Pacific	3,476	16.2%	4,537	20.0%
South America	1,080	14.2%	661	13.0%

Total executive recruitment	31,679	18.1%	32,680	20.5%
Futurestep	2,855	9.2%	2,084	8.1%
Corporate	(10,780)		(9,651)

Total operating income	$23,754	11.5%	$25,113	13.5%

KORN/FERRY INTERNATIONAL AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)

	As of	As of
	July 31, 2008	April 30, 2008
	(unaudited)
ASSETS
Cash and cash equivalents	$205,949	$305,296
Marketable securities	2,865	5,940
Receivables due from clients, net of allowance for doubtful accounts of $12,558 and $11,504, respectively	138,716	119,952
Income taxes and other receivables	6,516	7,071
Deferred income taxes	9,817	10,401
Prepaid expenses	22,613	20,057

Total current assets	386,476	468,717

Marketable securities, non-current	86,215	78,026
Property and equipment, net	32,631	32,462
Cash surrender value of company owned life insurance policies, net of loans	81,556	81,377
Deferred income taxes	43,338	47,128
Goodwill	142,126	142,699
Intangible assets, net	15,399	15,519
Other assets	15,046	14,286

Total assets	$802,787	$880,214

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$11,796	$15,309
Income taxes payable	18,755	20,948
Compensation and benefits payable	106,463	199,081
Other accrued liabilities	35,953	37,120

Total current liabilities	172,967	272,458

Deferred compensation and other retirement plans	111,153	105,719
Other liabilities	5,660	5,903

Total liabilities	289,780	384,080

Shareholders’ equity
Common stock: $0.01 par value, 150,000 shares authorized, 55,945 and 54,786 shares issued and 45,028 and 44,593 shares outstanding, respectively	362,351	358,568
Retained earnings	110,918	95,014
Accumulated other comprehensive income	40,282	43,097

Shareholders’ equity	513,551	496,679
Less: Notes receivable from shareholders	(544)	(545)

Total shareholders’ equity	513,007	496,134

Total liabilities and shareholders’ equity	$802,787	$880,214